CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information constituting the Post-Effective Amendment No. 39 to the Registration Statement on Form N-1A (the "Registration Statement") of Global/International Fund, Inc. comprised of Scudder Global Fund, of our report dated August 9, 1999, on the financial statements and financial highlights appearing in the June 30, 1999 Annual Report to the Shareholders of Scudder Global Fund, which is also incorporated by reference into the Registration Statement. We further consent to the references to our Firm under the heading "Financial Highlights," in the Prospectus and "Experts" in the Statement of Additional Information.





/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
October 18, 1999